Form of Letter to Brokers, Dealers,
Commercial Banks, Trust Companies and Other Nominees
Regarding the Offer by

DWS GLOBAL COMMODITIES STOCK FUND, INC.
345 PARK AVENUE
NEW YORK, NEW YORK 10154
(800) 349-4281

To Purchase for Cash 1,057,718 of its Issued and Outstanding
Shares at 98% of the Net Asset Value Per Share

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Pursuant to your request, we are enclosing the material listed below relating to the offer by DWS Global Commodities Stock Fund, Inc. (the “Fund”) to purchase 1,057,718 of its issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), for cash at a price equal to 98% of their net asset value (“NAV”) determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on February 6, 2008 upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 28, 2007 and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer”). THE OFFER EXPIRES AT 5:00 P.M. EASTERN TIME ON FEBRUARY 6, 2008, UNLESS EXTENDED (THE “EXPIRATION DATE”). If the Offer is extended beyond February 6, 2008, the purchase price for Shares will be 98% of their NAV determined as of the close of the regular trading session of the NYSE on the next business day after the new Expiration Date.

The following documents are enclosed:

(1) Offer to Purchase dated December 28, 2007;

(2) Letter of Transmittal to be used to tender all Shares;

(3) Notice of Guaranteed Delivery; and

(4) Form of Letter to Clients, which may be sent upon request for information by your clients for whose account you hold shares registered in your name (or in the name of your nominee).

No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup withholding tax may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided to the Fund or the Depositary. Certain withholdings may also apply with respect to payments to non-U.S. shareholders. See Instruction 11 of the Letter of Transmittal.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Additional copies of the enclosed material may be obtained from Georgeson Inc., the Information Agent, in the manner indicated in the Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at (866) 328-5445.

Very truly yours,

DWS Global Commodities Stock Fund, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.